Exhibit 99.1

Gaia Reports Third Quarter 2019 Results

Generates Positive EBITDA for the Month of September

BOULDER, CO, November 4, 2019 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 vs. Same Year-Ago Quarter

▪	25% increase in revenues
▪	Subscriber count increased to 595,000
▪	Successful launch of “Gaia Sphere” event center and $299 Annual Live Access subscription

“We made great progress on reducing our cash used in operations on our path to sustained free cash flows beginning in July 2020,” said Jirka Rysavy, Gaia’s CEO. “We also successfully completed our first full capacity event at ‘Gaia Sphere’ on our campus in October and have started to gain traction on our new $299 Live Access subscription.”

Paul Tarell, Gaia’s CFO said: “During September, we achieved our target of reaching EBITDA profitability for the month while generating 25% revenue growth for the quarter, which has us on track for sustained EBITDA profitability in the fourth quarter of 2019 and beyond.”

Third Quarter 2019 Financial Results

Revenues in the third quarter increased 25% to $13.7 million from $10.9 million in the year-ago quarter. This was primarily due to a 16% increase in paying subscribers since September 30, 2018 and increases in average revenue per subscriber.

Gross profit in the third quarter increased 24% to $11.9 million compared to $9.6 million in the year-ago quarter. Gross margin declined slightly to 86.8% versus 87.3% in the year-ago quarter primarily due to increased content amortization for shows released in 2019 but was up from 86.4% in the second quarter of 2019.

Total operating expenses in the third quarter decreased to $15.8 million from $20.1 million in the year-ago quarter. Customer acquisition costs as a percentage of revenue decreased to 49% in the third quarter of 2019 from 125% in the year-ago quarter.

Net loss in the third quarter was $4.1 million, or $(0.23) per share, compared to a net loss of $10.3 million, or $(0.58) per share, in the year-ago quarter.

Cash used in operations in the third quarter improved 89% to $0.7 million compared to $6.3 million in the year ago quarter, assisted by reaching positive EBITDA in September 2019.

As of September 30, 2019, Gaia had $11.6 million in cash.

Conference Call

Gaia is hosting a conference call today, November 4, 2019, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (800) 263-0877 (or (646) 828-8143 for international callers), passcode 2950669. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until November 18, 2019 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 2950669.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands)	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash	$11,647	$29,964
Accounts receivable	2,075	1,334
Prepaid expenses and other current assets	3,362	3,192
Total current assets	17,084	34,490
Building and land, net	22,836	21,688
Media library, software and equipment, net	35,588	27,623
Goodwill	17,289	10,609
Investments and other assets	13,680	12,741
Total assets	$106,477	$107,151
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$10,127	$7,993
Deferred revenue	6,521	5,029
Total current liabilities	16,648	13,022
Long-term debt	18,399	12,500
Deferred taxes	206	164
Total liabilities	35,253	25,686
Total equity	71,224	81,465
Total liabilities and equity	$106,477	$107,151

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues, net	$13,660	$10,942	$39,291	$30,080
Cost of revenues	1,801	1,386	5,186	3,857
Gross profit	11,859	9,556	34,105	26,223
Expenses:
Selling and operating	14,319	18,618	44,214	47,096
Corporate, general and administration	1,440	1,454	4,526	4,205
Total operating expenses	15,759	20,072	48,740	51,301
Loss from operations	(3,900)	(10,516)	(14,635)	(25,078)
Interest and other income (expense), net	(241)	120	(400)	297
Loss before income taxes	(4,141)	(10,396)	(15,035)	(24,781)
Income tax expense (benefit)	3	—	45	(1,826)
Loss from continuing operations	(4,144)	(10,396)	(15,080)	(22,955)
Income (loss) from discontinued operations	—	67	(258)	242
Net loss	$(4,144)	$(10,329)	$(15,338)	$(22,713)
Income (loss) per share-basic and diluted:
Continuing operations	$(0.23)	$(0.58)	$(0.83)	$(1.34)
Discontinued operations	—	—	(0.01)	0.01
Basic and diluted net loss per share	$(0.23)	$(0.58)	$(0.84)	$(1.33)
Weighted-average shares outstanding:
Basic and diluted	18,375	17,890	18,070	17,048

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$(679)	$(6,380)	$(5,996)	$(13,384)
Operating activities - discontinued operations	—	67	76	242
Operating activities	(679)	(6,313)	(5,920)	(13,142)
Investing activities	(5,151)	(4,321)	(16,489)	(13,753)
Financing activities	—	287	4,092	24,930
Net change in cash	$(5,830)	$(10,347)	$(18,317)	$(1,965)

GAIA, INC.

Reconciliation of Loss from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Loss from continuing operations	$(4,144)	$(10,396)	$(15,080)	$(22,955)
Interest expense (income), net	241	(120)	400	(297)
Provision for (benefit from) income taxes	3	—	45	(1,826)
Depreciation and amortization expense	2,488	1,828	6,849	5,045
EBITDA	(1,412)	(8,688)	(7,786)	(20,033)
Share-based compensation expense	488	147	1,597	1,138
Adjusted EBITDA	$(924)	$(8,541)	$(6,189)	$(18,895)

EBITDA represents net loss before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.